Exhibit 99.1

Co-Diagnostics, Inc. Announces Q1 2020 Results and Provides Mid-Second Quarter Update

Company reports robust sales of COVID-19 tests as Co-Diagnostics generates net profit through middle of second quarter

Salt Lake City, Utah – May 14, 2020 – Co-Diagnostics, Inc. (Nasdaq: CODX), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, announced today the filing of its operating results for the three-month period ending March 31, 2020, and provided updates on Company developments.

Q1 2020 Highlights:

●	Company commences COVID-19 test sales and reports $1.5 Million of revenue in Q1
●	Gross margins of 71.5% on sales of Logix Smart™ COVID-19 test kits
●	Raised capital with net proceeds of $18 million
●	First US company to receive CE marking for COVID-19 test kit (February 24)

Q2 2020 Mid-Quarter Highlights:

●	Receives FDA Emergency Use Authorization on COVID-19 test kit on April 3, 2020;
●	Company manufactures more than 6 million COVID-19 tests to date, and has ordered components for more than 20 million additional tests to fill existing and expected orders in the near future;
●	Records COVID-19 test and equipment sales of over $18 Million YTD through mid-second quarter (unaudited);
●	Receives COVID-19 test orders from public and private organizations in nearly 50 countries and over 15 states in the U.S.;
●	COVID-19 test kit shows 100% specificity and 100% sensitivity in several independent evaluations;

“Co-Diagnostics has increased production capacity to meet growing demand for our tests,” said Dwight Egan, Chief Executive Officer. “We have positioned the company to continue to make an important contribution in meeting the enormous demand for tests around the world. Our value proposition of accurate, high-throughput, and cost-effective tests continues to resonate with customers around the globe.”

The Company will host an earnings call at 4:30 pm EDT today. Analysts providing coverage for Co-Diagnostics will also be invited participate in a question and answer session. U.S. callers may dial toll free at 1-877-309-2073. International callers can access the call by dialing +1-646-749-3129. The access code to join the call is: 531-241-589. The call will be recorded and later made available on the Company’s website.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets a new, state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements:

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Forward-looking statements in this release include statements regarding the (i) use of funding proceeds, (ii) expansion of product distribution, (iii) acceleration of initiatives in liquid biopsy and SNP detection, (iv) use of the Company’s liquid biopsy tests by laboratories, (v) capital resources and runway needed to advance the Company’s products and markets, (vi) increased sales in the near-term, (vii) flexibility in managing the Company’s balance sheet, (viii) anticipation of business expansion, and (ix) benefits in research and worldwide accessibility of the CoPrimer technology and its cost-saving and scientific advantages. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances. Actual results may differ materially from those contemplated or anticipated by such forward-looking statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

CO – DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS:
Current Assets
Cash and cash equivalents	$17,369,323	$893,138
Accounts receivables, net	1,055,738	131,382
Inventory	686,078	197,168
Prepaid expenses	499,327	362,566
Total current assets	19,610,466	1,584,254
Other Assets
Property and equipment, net	276,454	186,832
Investment in joint venture	593,421	434,240
Total other assets	869,875	631,072

Total assets	$20,480,341	$2,215,326

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current Liabilities
Accounts payable	$132,516	$5,959
Accrued expenses	496,524	200,788
Accrued expenses (related party)	120,000	120,000
Deferred revenue	444,332	1,323
Total current liabilities	1,193,372	328,070
Long-term Liabilities, net of current portion
Accrued expenses-long-term (related party)	120,000	150,000
Total long-term liabilities, net of current portion	120,000	150,000
Total liabilities	1,313,372	478,070

STOCKHOLDERS’ EQUITY
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized, 0 and 25,600 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	26

Common stock, $0.001 par value, 100,000,000 shares authorized; 27,451,064 and 17,342,922 shares issued and outstanding, as of March 31, 2020 and December 31, 2019, respectively.	27,451	17,343
Additional paid-in capital	45,172,525	26,687,701
Accumulated deficit	(26,033,007)	(24,967,814)
Total stockholders’ equity	19,166,969	1,737,256

Total liabilities and stockholders’ equity	$20,480,341	$2,215,326

CO – DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net sales	$1,548,528	$3,400
Cost of sales	481,740	452
Gross profit	1,066,788	2,948
Operating expenses:
Sales and marketing	268,483	256,103
Administrative and general	1,459,484	640,363
Research and development	400,022	347,306
Depreciation and amortization	20,748	13,668
Total operating expenses	2,148,737	1,257,440
Loss from operations	(1,081,949)	(1,254,492)
Other expense:
Interest income	7,575	408
Interest expense	—	(106,427)
Gain on disposition of assets	—	850
Gain (loss) on equity method investment in joint venture	9,181	(8,728)
Total other expense	16,756	(113,897)
Loss before income taxes	(1,065,193)	(1,368,389)
Provision for income taxes	—	—
Net loss	$(1,065,193)	$(1,368,389)

Basic and diluted income (loss) per common share	$(0.05)	$(0.09)

Weighted average common shares outstanding, basic and diluted	22,820,450	16,066,633

Company Contact:	Investor Relations Contact:
Andrew Benson	Keith Pinder
Head of Investor Relations	Landon Capital
+1 801-438-1036	+1.404.995.6671
investors@codiagnostics.com	kpinder@landoncapital.net